                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
                                         (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CONNING CORPORATION
                              -------------------
                (Name of Registrant as Specified in Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

    (1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

    (5)  Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:

         -----------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

    (3)  Filing Party:

         -----------------------------------------------------------------------

    (4)  Dated Filed:
                     -----------------------------------------------------------

                           Conning [logo]


                  NOTICE OF THE ANNUAL MEETING OF
                          SHAREHOLDERS OF
                        CONNING CORPORATION
                      TO BE HELD MAY 11, 1999

TO THE SHAREHOLDERS OF
CONNING CORPORATION:

    The Annual Meeting of the Shareholders of Conning Corporation will be held at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri on Tuesday, May 11, 1999, commencing at 10:00 a.m., at which meeting only holders of record of the Company's Common Stock at the close of business on March 31, 1999 will be entitled to vote, for the following purposes:

    1. to elect two directors for a three-year term;

    2. to ratify the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ended December
       31, 1999; and

    3. to transact such other and further business, if any, as may properly come before the Meeting.

                            BY ORDER OF THE BOARD OF DIRECTORS

                            /s/ Leonard M. Rubenstein

                            Chairman, President and Chief Executive
                            Officer

Matthew P. McCauley
Secretary

St. Louis, Missouri
April 6, 1999

    EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A
POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                           Conning [logo]


                        CONNING CORPORATION
            700 MARKET STREET, ST. LOUIS, MISSOURI 63101

                          PROXY STATEMENT

                          RELATING TO THE
                   ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 11, 1999

    This proxy statement is furnished to the holders of Common Stock of Conning Corporation (the "Company" or "Conning") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 11, 1999 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri at 10:00 a.m., Central time, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. The Company is first mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 6, 1999.

    Whether or not you expect to be present in person at the Meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the Meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

    Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    The close of business on March 31, 1999 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the record date, there were 13,374,500 shares of Common Stock outstanding and entitled to be voted at such meeting, and approximately 123 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date, except in certain circumstances described under "Voting Matters." A list of shareholders entitled to vote at the Annual Meeting will be kept at the Company's principal offices at 700 Market Street, St. Louis, Missouri 63101 for a period of ten days prior to the Meeting, and will be available for inspection at the Meeting.

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 accompanies this proxy statement.

    The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be primarily by mail. In addition, proxies may be solicited by telephone or telefax by directors, officers or employees of the Company who will receive no extra compensation for their services. Expenses in connection with the solicitation of proxies will be paid by the Company.

                       ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Company's Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of shareholders. At the Annual Meeting, two directors of the Company are to be elected for terms expiring at the Annual Meeting in 2002, or until successor(s) are elected and qualified. Certain information with respect to Richard A. Liddy and John C. Shaw, the nominees for election as directors proposed by the Company, and the other directors whose terms of office as directors will continue after the Annual Meeting, is set forth below. Mr. Slayton is listed as a continuing director; however, he will be resigning from that position at the Annual Meeting. Each director has served in his principal occupation for the last five years, unless otherwise indicated. Should Messrs. Liddy or Shaw decline or become unable to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as the Board of Directors of the Company may recommend. Messrs. Liddy and Shaw have agreed to serve as directors if elected. The Board of Directors nominates directors and will accept recommendations for director nominations from shareholders. See "Shareholder Proposals and Director Nominations." The Board of Directors recommends a vote FOR the two nominees for election.

NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, AND OTHER DIRECTORSHIPS

TO BE ELECTED AS A DIRECTOR FOR TERM ENDING 2002:

    RICHARD A. LIDDY, 63 Mr. Liddy has been a director of the Company since November 1996. He is Chairman, President, and Chief Executive Officer of General American Life Insurance Company, GenAmerica Corporation, and General American Mutual Holding Company. He is also Chairman of General American Capital Company, a registered investment company, and Chairman of Paragon Life Insurance Company, Reinsurance Group of America, Incorporated, Security Equity Life Insurance Company and Security Mutual Life Insurance Company of New York, and a director of Ameren Corporation, Brown Group, Inc., and Ralston Purina Company.

    JOHN C. SHAW, 65 Mr. Shaw has been a director of the Company since June 1997. He currently is Special Assistant to the President of Claremont Graduate University and is the former Dean of the Peter
F. Drucker Graduate School of Management at Claremont Graduate University. He also is the founding partner of the Shaw Group LLC, a management consulting firm specializing in transformation management. From 1994 to 1997, he served in the Office of Chairman of Well Point Health Network, Inc., a publicly-traded managed healthcare company. From 1966 to 1994, he was a partner of Deloitte & Touche, most recently serving as Vice Chairman. Previously he has served as national director for Strategic Planning, Partner-In-Charge of the New York office and a member of the Board of Directors and Board of Governors for Touche Ross. Mr. Shaw has taught at Stanford Business School and the Wharton School, lectured at several national seminars, and authored several books and articles on modern business techniques.

TO CONTINUE IN OFFICE UNTIL 2000:

    LEONARD M. RUBENSTEIN, 53 Mr. Rubenstein, C.F.A, has been a director of the Company since its formation in August 1995. He is Chairman, President, and Chief Executive Officer of the Company and also serves as Chairman, President, and Chief Executive Officer of Conning Asset Management Company. Mr. Rubenstein assumed the title of President effective February 12, 1999, coincident with the retirement of Maurice W. Slayton, the Company's former President. Prior to his position with Conning, Mr. Rubenstein spent 23 years in the investment operations of General American Life Insurance Company ("General American"), where he held various positions, including Executive Vice President--Investments. From 1984 to 1991, Mr. Rubenstein served as Vice President of General American. He also is a director of several General American subsidiaries, none of which is registered with the Securities and Exchange Commission ("SEC") except Reinsurance Group of America, Incorporated. Mr. Rubenstein is a past president of the St. Louis Society of Financial Analysts.

    MAURICE W. SLAYTON, 60 Mr. Slayton has been a director of the Company since its formation in August 1995 and was President of the Company from 1995 until his retirement February 12, 1999. He continues to serve as President and CEO of Conning & Company, a subsidiary of the Company. Mr. Slayton joined Conning in 1973. Prior thereto, he had 12 years of experience with Hartford Steam Boiler Inspection and Insurance Company and National Life of Vermont in a number of insurance and investment positions. He is currently a director of several insurance related entities, none of which is registered with the SEC except PennCorp Financial Group, Inc. Mr. Slayton is a member and past president of The Hartford Society of Financial Analysts.

TO CONTINUE IN OFFICE UNTIL 2001:

    JOHN A. FIBIGER, 66 Mr. Fibiger has been a director of the Company since June 1997. Until April 1997, he was Chairman of Transamerica Occidental Life Insurance Company as well as a director of four of its wholly owned life insurance subsidiaries. He is currently a director of two of such subsidiaries--Transamerica Life Company of Canada and Transamerica Life Company of New York. Mr. Fibiger joined Transamerica Life Companies as CFO in 1991. He was named President of Transamerica Occidental Life Insurance Company, one of the seven Transamerica Life Companies, in December 1994. A 38-year veteran of the life insurance industry, Mr. Fibiger was Vice Chairman, President, and Chief Operating Officer of New England Mutual Life Insurance Company in Boston, and held positions with Bankers Life Nebraska (now Ameritas) and Lincoln National Life. A past board member of the Society of Actuaries, Mr. Fibiger was the first chairman of the Interim Actuarial Standards Board and served as President of the American Academy of Actuaries. He is a past member of the Council of the International Actuarial Association.

    ARTHUR C. REEDS, III, 55 Mr. Reeds has been a director of the Company since July 1998. Currently he is serving as a consultant to the Treasurer of the State of Connecticut working with the State's pension funds. From 1968 until his retirement in 1997, he was employed by CIGNA Corporation where he held a series of management positions in the company's asset management and investment operations. From 1991 to 1997, he served as Chief Investment Officer of CIGNA. He also has served in various consulting assignments focused upon insurance company investments. Mr. Reeds is a member of several professional financial analysts' organizations and serves on the investment committee of several nonprofit organizations.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    From June 1997 to July 1998, the Board of Directors was comprised of Messrs. Liddy, Rubenstein, Slayton, Fibiger and Shaw. At the July 1998 meeting, the size of the Board was increased to six directors and Mr. Reeds was elected to the Board. The Board of Directors met a total of eight times during 1998. Each incumbent director attended at least 75% of meetings of the Board and committees on which he served during 1998.

    The Board of Directors currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee. The Audit Committee, of which Messrs. Fibiger, Liddy, Reeds (starting in July 1998), and Shaw are members, met three times in 1998. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. In October 1998, the General and Executive Compensation Committees were dissolved and all compensation-related matters were delegated to one Compensation Committee. The Compensation Committee is responsible for making all compensation decisions relating to executive officers and reviews decisions regarding compensation generally. This Committee is comprised of Messrs. Fibiger, Reeds, and Shaw and met twice in December 1998. The General Compensation Committee that existed until October 1998 was comprised of Messrs. Liddy, Rubenstein, and Slayton and made all compensation decisions other than executive stock-based compensation. The General Compensation Committee met once in 1998. The Executive Compensation Committee that existed until October 1998 was comprised of Messrs. Fibiger, Reeds (after July 1998), and Shaw. The Executive Compensation Committee did not meet in 1998.

DIRECTOR COMPENSATION

    The Company pays each director who is not employed by the Company or an affiliate a $10,000 annual retainer, paid in quarterly installments. The Company also pays each non-employee director $1,000 for each Board meeting attended in person and $500 for each telephonic Board meeting attended, plus expenses. In addition, the Company pays each non-employee director $750 for each committee meeting attended in person and $375 for each telephonic committee meeting attended, plus expenses.

    Directors of the Company are also eligible to participate in the Company's 1997 Flexible Stock Plan. In December 1997, the Company granted stock options to purchase 5,000 shares of Common Stock to each of Messrs. Fibiger and Shaw. The options have an exercise price of $13.50 per share, and vest in annual increments over a five year period, commencing December 19, 1998. The options become fully exercisable upon the director's retirement. In addition, Mr. Liddy holds an option to purchase 25,000 shares of Common Stock at an exercise price of $7.00 per share, which vests in 20% annual increments commencing December 7, 1997. This option was granted as part of an option grant to certain officers and directors in 1996. On October 20, 1998, the Company granted Mr. Reeds an option to purchase 5,000 shares of Common Stock. The option has an exercise price of $14.625 per share and vests in annual increments over a five year period, commencing October 20, 1999. The exercise price of all options represents the market value of the Company's Common Stock on the date of grant.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain stock ownership information, as of March 1, 1999, with respect to (i) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary
Compensation Table, and (iv) all current directors and executive officers as a group.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL        PERCENT
                     BENEFICIAL OWNER                         OWNERSHIP<F1>       OF CLASS
                     ----------------                         -------------       --------
GREATER THAN 5% SHAREHOLDER:
General American Mutual Holding Company...................    8,304,995<F2>        62.1%
  700 Market Street
  St. Louis, Missouri 63101

DIRECTORS AND NAMED EXECUTIVE OFFICERS <F3>:
Leonard M. Rubenstein, Chairman, President and Chief
  Executive Officer.......................................      230,721<F4>         1.7%
John B. Clinton, Executive Vice President.................      138,070<F5>         1.0%
Michael D. McLellan, Executive Vice President.............      121,844<F6>         <F*>
Thomas D. Sargent, Executive Vice President...............      128,444<F7>         <F*>
John A. Fibiger, Director.................................        2,334<F8>         <F*>
Richard A. Liddy, Director................................       52,500<F9>         <F*>
Arthur C. Reeds, III, Director............................        1,000<F10>        <F*>
John C. Shaw, Director....................................        1,334<F8>         <F*>
Maurice W. Slayton, Director..............................      175,999<F11>        1.3%
All current directors and executive officers as a group
  (12 persons)............................................    1,085,466<F12>        7.8%


-------
 <F*>  Represents less than one percent.

 <F1> Unless otherwise noted, each person has sole voting and investment power with respect to all shares listed opposite such person's name. Shares issuable upon exercise of a person's exercisable stock options are deemed to be outstanding for purposes of calculating such person's percentage ownership.

                                 4

 <F2> Shares beneficially owned by General American Holding Company, a wholly-owned subsidiary of General American Life Insurance Company, which is a wholly-owned subsidiary of GenAmerica Corporation, which is a wholly-owned subsidiary of General American Mutual Holding Company.

 <F3> The Stock Ownership table includes stock ownership information for all persons named in the Summary Compensation Table except Mark E. Hansen, who beneficially owns no shares of Common Stock. Effective May 1, 1998, Mr. Hansen no longer served as an executive officer of the Company, but he is named in the Summary Compensation Table in accordance with Securities and Exchange Commission rules.

 <F4> Includes 187,565 shares of Common Stock subject to stock options that are exercisable within 60 days, 2,656 shares of restricted stock that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Rubenstein has no investment power), and 500 shares that are owned by Mr. Rubenstein's child (as to which Mr. Rubenstein shares voting and investment power and disclaims beneficial ownership).

 <F5> Includes 25,840 shares of Common Stock subject to stock options that are exercisable within 60 days and 1,953 shares of restricted stock that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Clinton has no investment power).

 <F6> Includes 98,402 shares of Common Stock subject to stock options that are exercisable within 60 days and 3,242 shares of restricted stock that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. McLellan has no investment power).

 <F7> Includes 25,840 shares of Common Stock subject to stock options that are exercisable within 60 days and 2,188 shares of restricted stock that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Sargent has no investment power).

 <F8> Includes 334 shares of Common Stock subject to stock options that are exercisable within 60 days.

 <F9> Includes 10,000 shares of Common Stock subject to stock options that are exercisable within 60 days and 42,500 shares held in a joint account with Mr. Liddy's wife, an account over which he has shared voting and investment power. Mr. Liddy is a director and executive officer of General American Mutual Holding Company and certain of its affiliates. He disclaims beneficial ownership of the shares beneficially owned by General American Mutual Holding Company.

<F10> Shares are held in a joint account with Mr. Reeds' wife, an account over which he has shared voting and investment power.

<F11> Includes 138,475 shares of Common Stock subject to stock options that are exercisable within 60 days.

<F12> Includes 576,694 shares of Common Stock subject to stock options that are exercisable within 60 days and 15,742 shares of restricted stock that are subject to forfeiture in accordance with the terms of the specific grants (as to which the individuals have no investment power).

                 SECTION 16(a) BENEFICIAL OWNERSHIP
                        REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and to provide copies of such forms to the Company.

    Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.

                   COMPENSATION COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION

    The Company has a Compensation Committee, which was established in October 1998, that is responsible for making all compensation decisions with respect to the Company's executive officers and for approving compensation for all of the Company's other employees. The Compensation Committee is comprised of Messrs. Fibiger, Reeds, and Shaw, all of whom are outside directors. From October 1997 to October 1998, the Company had a General Compensation Committee, of which Messrs. Liddy (beginning in December 1997), Rubenstein, and Slayton were members, and an Executive Compensation Committee, comprised of Messrs. Fibiger, Reeds (since July 1998) and Shaw. The General Compensation Committee was responsible for determining compensation for the Company's non-executive officers and cash compensation for executive officers. The Executive Compensation Committee made all decisions regarding awards of stock-based compensation to executive officers and reviewed decisions of the General Compensation Committee regarding total executive officer compensation.

    Decisions regarding salary levels for each year are generally made at the end of the prior year and decisions regarding bonuses and long-term incentive compensation for each year are generally made at the end of that year. As a result, the former General Compensation Committee set 1998 salaries for executive officers, and the Executive Compensation Committee approved these salaries, in December 1997. Bonuses and stock-based awards for executive officers for 1998 were determined by the current Compensation Committee in December 1998 and January 1999.

    This report describes the Company's executive compensation for the fiscal year ended December 31, 1998. As of this date, the Company had eight executive officers, including Leonard M. Rubenstein (CEO and Chairman), Maurice W. Slayton (President), and Fred M. Schpero (Senior Vice President and CFO), all of whom served as executive officers for the entire year. In addition, effective April 1, 1998, the Company designated the following senior officers as executive officers: John B. Clinton, Donald L. McDonald, Michael
D. McLellan, Thomas D. Sargent, and Christopher J. Swift. Mark E. Hansen, formerly an Executive Vice President of the Company, served as an executive officer until May 1, 1998. Mr. Slayton retired as President in February 1999. Unless otherwise specified, the term "executive officers" used throughout this report refers to the eight persons who were executive officers of the Company as of December 31, 1998.

OVERVIEW

    The Company's compensation to executive officers and key employees is comprised of three principal components--salary, cash bonus, and long-term incentive compensation. Prior to 1998, long-term incentive compensation was in the form of stock options and, in certain instances, private equity fund carried interest participations. During 1998, the Company incorporated restricted stock as part of its long-term incentive compensation program. The Company considers annual and long-term incentive compensation to be important components of total compensation, as the amount and value of an individual's bonus and stock-based awards are significantly dependent upon the Company's financial results and the performance of the Company's stock. The Company believes this approach aligns the interests of management and shareholders and encourages management to focus on the Company's long-term business objectives and growth. The allocation of carried interest participations in the Company's private equity funds similarly aligns the economic interests of fund managers and fund investors.

    Although the Company does not have a specific formula as to the ratio between the various components of executive compensation, as a general rule the greater an individual's responsibility and potential contribution to the Company, the higher the percentage of his total pay that is variable. The Compensation Committee believes that emphasizing performance-based compensation for executive officers reinforces the notion that a potentially significant part of their compensation is "at-risk" and must be earned to be awarded.

    Members of the Company's management team also have a significant stock ownership interest in the Company. The Company's senior officers (Senior Vice Presidents and above) own approximately 17% of the Company's Common Stock, including restricted stock and vested stock options. The Company recently adopted stock ownership guidelines to encourage senior officers to continue to acquire and retain an equity stake in the Company.

    The Company was a party to Employment Agreements with certain of its executive officers and certain other employees which expired on August 11, 1998. Under each Employment Agreement, the employee was entitled to receive a minimum annual base salary, subject to increases pursuant to periodic salary reviews consistent with the Company's compensation policies, and was entitled to participate in the Company's bonus and private equity carried interest programs. See "Executive Compensation--Employment Agreements and Other Compensation Arrangements."

SALARY

    The minimum base salary of the Company's executive officers was set in their respective Employment Agreements. Mr. Rubenstein's Employment Agreement, dated August 11, 1995, provided for an initial base salary of $257,500. Base salaries are reviewed annually, generally during the fourth quarter of the Company's fiscal year. Various factors are considered in evaluating salary levels, including job level, responsibility, knowledge and experience, productivity, personal contributions, the relationship of fixed to variable compensation, and available market survey data. Based upon these factors, Mr. Rubenstein's base salary increased from $257,500 in 1995 to $278,000 in 1997, and salary levels for the Company's then executive officers as a group increased approximately 4.4% per annum during this time. In order to place greater emphasis on annual and long-term incentive compensation, the General Compensation Committee in December 1997 elected not to increase 1998 salaries for any of the then executive officers, including Mr. Rubenstein.

    In keeping with this philosophy, the Compensation Committee in December 1998 did not increase 1999 salary levels for most of its executive officers, including Mr. Rubenstein. This decision was based primarily on market survey information provided in the fall of 1998 by an independent compensation consultant which indicated that salary levels for the Company's executive officers were at or near median levels as compared to market survey data of competitive positions in the investment and asset management industry.
Mr. Rubenstein's salary for 1998 represents approximately 35% of his total compensation for the year (comprised of salary, bonus, and the estimated value of long-term incentive awards). The Committee believes this compensation reflects an appropriate balance between fixed and variable pay in light of the Company's performance for 1998. While salary level is a key tool in attracting and retaining talented executives, the Committee expects that the opportunity to earn incentive compensation will continue to play an important role in total executive pay.

BONUS

    The Compensation Committee generally approves a bonus pool at the end of each fiscal year. Substantially all of the Company's employees, including all of the executive officers, are eligible to participate in the bonus pool. The amount of the pool is based on a percentage of the Company's operating income before "amortization of goodwill and other" and incentive compensation, for the year. The bonus pool percentage increases as operating income exceeds results for prior periods. The Company does not have a written bonus plan.

    The amount of each participant's bonus is based primarily on a subjective determination as to the employee's individual performance and achievements during the year using factors similar to those used in the salary level decisions, as well as objective measures of the performance of the employee's business group. Any special contribution to the Company's performance is an additional factor in the individual bonus determination. For Mr. Rubenstein, the Company's overall performance, as measured principally by operating income before "amortization of goodwill and other" and incentive compensation, is primarily used to determine his bonus. Although this general approach is followed in determining each eligible employee's bonus, determination of the amount of each bonus is predominantly discretionary and is not subject to a precise formula.

    In connection with the adoption of a new long-term incentive program in December 1998 (see "Long-Term Incentive Compensation" below), the Compensation Committee enhanced the process for determining bonus awards. The Committee established four general criteria for evaluating individual performance--financial performance, investment performance, franchise enhancement, and people development--which are then tailored for each participant as described above. Specific personal goals generally will be set forth at the beginning of each fiscal year, with attainment of those goals assessed at the end of the year. The Committee will be responsible for approving performance goals for the Company's CEO and President. Bonuses for executive officers are determined by the Compensation Committee. Although individual bonus allocations are primarily based on the attainment of personal performance goals, the Company believes the direct tie between the amount of the bonus pool and corporate operating income makes Company performance an integral part of individual bonuses. The Committee consulted with an outside independent compensation consultant to assist in evaluating the Company's bonus program.

    In January 1999, the Compensation Committee approved the amount of the 1998 bonus pool and the individual bonuses payable to all participants, including the executive officers. In determining the amount of executive officers' bonuses, the Compensation Committee took into account the Company's financial performance, including the approximate 32% increase in operating income before "amortization of goodwill and other" and incentive compensation from 1997 to 1998. The Committee also took into account business group performance and an array of personal performance factors indicated above, without giving specific weight to any single factor. In approving bonuses for employees and executive officers other than the CEO and President, the Committee based its evaluation of such criteria on management recommendations.

    The Compensation Committee awarded Mr. Rubenstein a bonus of $345,000 for 1998, which represents approximately 43% of his total compensation for the year. In determining the amount of this award, the Committee considered the corporate performance measures discussed above, as well as a number of different measures of individual performance, including Mr. Rubenstein's leadership role in completing the acquisitions of the businesses of Schroder Mortgage Associates, L.P. and the Noddings Group during 1998 and the integration of those businesses into the Company's operations. The amount of Mr. Rubenstein's bonus includes the cost of certain pension and post-retirement health benefits that are deducted from the cash bonus paid to Mr. Rubenstein. See "Executive Compensation--Compensation Summary."

LONG-TERM INCENTIVE COMPENSATION

    The Compensation Committee considers long-term incentive compensation--in the form of restricted stock, stock options, and, in certain cases, private equity fund carried interest participations ("private equity participations")--a significant component of an officer's total compensation package. Not only does such compensation encourage talented employees to remain with the Company, it motivates employees to focus on Company performance, teamwork, and long-term corporate growth strategies. Stock-based awards also serve as an important means of aligning the economic interests of management with the performance of the Company's stock.

    In December 1998, the Compensation Committee enhanced its long-term incentive program. The new program is designed to continue the demonstrated strengths of the Company's traditional incentive compensation practices, while incorporating restricted stock and stock ownership guidelines and providing a more structured process for determining awards. The amount of stock option awards has historically been based on a discretionary assessment of quantitative and non-quantitative criteria at the end of each year, similar to the process for determining bonuses, taking into account stock ownership. Under the new program, an officer can earn a long-term incentive award (i.e., the value of restricted stock, stock options, and private equity participations) of up to approximately one-half of total cash compensation for executive officers, and one-half of bonus for non-executive officers. The actual amount awarded to any individual is based on the individual's attainment of specific personal goals established at the beginning of the year under four general incentive criteria, as well as business group performance or, in the case of the CEO, President and CFO, overall Company performance (see "Bonus" above). Although the Committee has flexibility in determining the exact mix of stock options and restricted stock to be awarded, the Committee strives to give equal weight to these two components. The head of the Company's Private Equity Group, together with top management, is responsible for allocating private equity participations, subject to approval of the Compensation Committee. Private equity participations are taken into account in determining an officer's total long-term incentive award.

    The Company's executive officers, senior officers, and certain key employees (currently approximately 50 persons) are eligible to participate in the long-term incentive program. The Compensation Committee consulted with an independent compensation consultant in designing this program.

    STOCK OPTIONS AND RESTRICTED STOCK. The Company has adopted a 1997 Flexible Stock Plan (the "1997 Plan") that provides for the award of benefits of various types, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, as well as cash awards, in order to attract, retain, motivate, and reward officers, employees, directors, and certain other individuals, and to encourage stock ownership by such persons. The 1997 Plan is generally administered by the Company's Compensation Committee, other than for awards to non-employee directors, which are administered by the full

Board. The maximum number of shares of Common Stock that may be issued under the 1997 Plan is 2,200,000 shares. Prior to the adoption of the 1997 Plan, the Company had similar plans in place but does not intend to grant any additional options under those plans. As of December 31, 1998, the Company has granted restricted stock and options for 3,271,859 shares under all such plans. A total of 162,641 shares are available for future issuance under the 1997 Plan. All options have an exercise price greater than or equal to the market price of the Company's Common Stock on the date of grant. All options granted after the Company's initial public offering in December 1997 have a vesting schedule of between three and five years from the date of grant.

    As part of the Company's long-term incentive program adopted in December 1998, the Compensation Committee approved an annual grant program whereby a portion of each participant's total long-term incentive award each year will be payable in stock options and restricted stock. As indicated above, the actual amount awarded is dependent on individual, business group, and Company performance measures. The Committee also considers the cumulative number of options and restricted shares granted as a whole and on an individual basis. Pursuant to this program, the Committee approved the grant of 313,188 stock options, including options to purchase 6,641 shares to Mr. Rubenstein and options to purchase 39,356 shares to the executive officers as a group. These options have an exercise price of $16.00 per share and vest over a period of five years. The Committee also approved the award of 134,653 shares of restricted stock, including 2,656 shares to Mr. Rubenstein and 15,742 shares to the executive officers as a group. The restricted stock generally vests over a period of five years. To facilitate stock ownership by management, the 1998 stock option and restricted stock awards require the officers to hold the restricted stock and options for a period of five years from the original date of grant, except that sales are permitted to pay any tax liability associated with incremental vesting of restricted shares and the exercise of options. See "Executive Compensation--Compensation Summary" and "Stock Option Awards."

    PARTICIPATION IN PRIVATE EQUITY FUNDS. Employees in the Company's Private Equity Group are responsible for managing the assets of four private equity funds sponsored by the Company. The managing general partner of each Fund is generally formed as a limited liability company or limited partnership, with one of the Company's subsidiaries serving as general partner. In addition to management fees, the managing general partner is entitled to receive a carried interest in each fund representing up to approximately 20% of specified gains of the fund as determined under the applicable fund agreement. Traditionally, near the end of each fiscal year, the head of the Company's Private Equity Group and top management have allocated among certain employees of the Company participation percentages in the managing general partner's carried interest of each of the funds. The allocations are subject to approval of the Company's Compensation Committee. The carried interest paid to the managing general partner, if any, is split among the Company's subsidiary, as general partner, and these employees based on their individual percentage interests. Private equity participations have generally been allocated in five tranches, with each tranche subject to a climbing vesting schedule that varies by fund, generally over a period of up to seven years. Although the Company determines the extent to which an officer may participate in the carried interest paid to a fund's managing general partner, the Company does not determine the amount of actual distributions. The amount of any carried interest for each fund is paid by the fund and is solely dependent upon the performance of the fund. With the exception of Fund I, there have been no distributions of carried interests to date.

    The Company has historically allocated interests to key employees both within the Private Equity Group and outside the group. Generally, two-thirds of the participation percentages are allocated to individuals within the Private Equity Group. The factors used in allocating such interests are substantially the same as those used to determine bonuses, but are significantly weighted based on an individual's level of involvement in the Private Equity Group. The Compensation Committee believes that private equity participations provide an important incentive for members of the Private Equity Group to manage the funds effectively and to stay with the Company. In addition, based on the Company's teamwork philosophy, the Committee believes that senior officers outside the group play a role, both directly and indirectly in terms of their contribution to the Conning organization, which in turn contributes to the success of Conning's private equity funds. The Committee thus views private equity participations as an additional component of long-term incentive compensation, and the amount of an officer's participations are taken into account in determining the relative amount of stock options and restricted stock that the officer is eligible to receive.

    Allocations for Funds I, II, and III are complete, and Fund I is closed. In early 1998, the General Compensation Committee made the second allocation for Fund V, as well as the final allocation for Fund III and the third allocation for Fund IV. These percentage participation allocations for the executive officers generally were the same for both funds and ranged from 0.25% to 1.75%. Mr. Rubenstein received a percentage interest of 0.35% in each Fund. In December 1998, the Compensation Committee made the fourth allocation for Fund IV and the third allocation for Fund V. These percentage participation allocations for the executive officers were the same and ranged from 0.2% to 1.8%. Mr. Rubenstein received a percentage interest of 0.4% in each Fund.

    See "Certain Relationships and Related Transactions--Participation in Private Equity Funds" for more information.

STOCK OWNERSHIP GUIDELINES

    In connection with the adoption of the Company's long-term incentive program in December 1998, the Compensation Committee established stock ownership guidelines to encourage the Company's senior officers to retain an equity stake in the Company. The guidelines are designed to capitalize on the Company's existing employee stock ownership levels. The minimum value of an officer's stock ownership is based on a multiple of his total cash compensation; for executive officers (excluding Mr. Slayton who retired in February 1999), the multiple is approximately two times total cash compensation. The guidelines will be phased in over a period of five years beginning in December 1998 (or the later date on which an individual becomes a senior officer). Unexercised stock options do not count toward the attainment of stock ownership guidelines.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain executive compensation paid by publicly-held companies. Certain types of compensation are excluded from the limitations. The Company believes the deductibility limitations under Section 162(m) are not applicable to stock options, restricted stock, and other awards granted under the 1997 Plan or predecessor plans. With respect to other components of compensation, the Company has not taken any action to exclude annual incentive compensation from the limitations on deductibility.

Respectfully Submitted:

COMPENSATION COMMITTEE  GENERAL COMPENSATION COMMITTEE  EXECUTIVE COMPENSATION COMMITTEE
(10/20/98 to present)   (10/24/97 to 10/20/98)          (10/24/97 to 10/20/98)

John A. Fibiger         Leonard M. Rubenstein           John A. Fibiger
Arthur C. Reeds, III    Maurice W. Slayton              John C. Shaw
John C. Shaw            Richard A. Liddy (since         Arthur C. Reeds, III (since
                        12/19/97)                       7/24/98)

                 COMPENSATION COMMITTEE INTERLOCKS
                     AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Fibiger,
Reeds, and Shaw. The General Compensation Committee was comprised of Messrs. Liddy, Rubenstein, and Slayton, and the Executive
Compensation Committee was comprised of Messrs. Fibiger, Reeds
(since July 1998), and Shaw.

    Mr. Rubenstein is an executive officer of the Company and Mr. Slayton served as an executive officer until his resignation in February 1999. None of Messrs. Fibiger, Liddy, Reeds, or Shaw is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Liddy is an officer of General American Mutual Holding Company, the Company's principal beneficial shareholder, and certain of its affiliates, including GenAmerica Corporation and General American Life Insurance Company (the entities in the General American family of companies are referred to collectively as "General American"). See "Certain Relationships and Related Transactions" for information regarding certain transactions involving Messrs. Rubenstein, Slayton, and Liddy, as well as General American. Mr. Rubenstein serves as a director (but not on the compensation committee) of Reinsurance Group of America, Incorporated ("RGA"), of which Mr. Liddy is Chairman. Mr. Liddy is not paid any compensation by RGA, but holds options to purchase shares of RGA stock.

                       EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth the compensation paid to or earned by Mr. Rubenstein, the Chief Executive Officer, Mr. Slayton, and Mr. Hansen, who resigned as an executive officer effective May 1, 1998, but whose compensation is reported in accordance with SEC rules. Messrs. Sargent, Clinton, and McLellan became executive officers on April 1, 1998, and their compensation is reported only for 1998 in accordance with SEC rules.

                                                  SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                   ANNUAL COMPENSATION<F1>                     COMPENSATION<F2>
                              ----------------------------------      ----------------------------------
                                                                      RESTRICTED
                                                                        STOCK             SECURITIES
          NAME AND            FISCAL                                    AWARDS        UNDERLYING OPTIONS        ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY<F3>     BONUS<F4>      ($)<F5>           (# SHS)<F6>         COMPENSATION<F7>
     ------------------       ------     ----------     ---------     ----------      ------------------     ----------------
Leonard M. Rubenstein          1998       $278,000      $345,000<F8>   $42,469               6,641                $41,625
Chairman and Chief             1997        278,000       282,000             0              59,565                 39,910
Executive Officer<F9>          1996        270,000       325,000             0              20,000                 32,913

Maurice W. Slayton             1998       $268,000      $320,000             0                   0                $45,196
President<F9>                  1997        268,000       325,000             0              55,999                 37,755
                               1996        260,000       325,000             0                   0                 12,300

Thomas D. Sargent              1998       $193,000      $325,000       $34,986               5,469                $39,436
Executive Vice President

John B. Clinton                1998       $181,000      $325,000       $31,228               4,883                $31,012
Executive Vice President

Michael D. McLellan            1998       $155,000      $337,500       $51,840               8,105                $34,960
Executive Vice President

Mark E. Hansen<F10>            1998       $122,967      $      0             0                   0                $   800
Former Executive Vice          1997        243,000       100,000             0              55,999                 33,255
President                      1996        235,000       275,000             0                   0                      0

--------
 <F1> All compensation reported reflects compensation for the full fiscal year regardless of when the individual first became an executive officer. Perquisites and other personal benefits are not included, as they do not exceed the lesser of $50,000 and 10% of the total of salary and bonus for any named executive officer.

 <F2> Does not include the award of or distributions with respect to participation interests in private investment funds sponsored by the Company. See "Certain Relationships and Related
      Transactions--Participation in Private Equity Funds."

 <F3> Includes amounts deferred at the election of the executive officer under the General American Life Insurance Company Executive Deferred Savings Plan, with respect to Messrs. Rubenstein and McLellan, and the Conning & Company Profit Sharing and 401(k) Savings Plan, with respect to Messrs. Slayton, Clinton, Sargent, and Hansen. Both of such plans are defined contribution plans.

 <F4> Bonuses are for services performed during the applicable fiscal year and generally are paid in the first quarter of the following year.

 <F5> As of December 31, 1998, the number and value of the aggregate restricted stock holdings of each of the named executive officers were as follows:
      Mr. Rubenstein, 2,656 shares worth $55,112; Mr. Sargent, 2,188 shares worth $45,401; Mr. Clinton, 1,953 shares worth $40,525; and Mr. McLellan, 3,242 shares worth $67,272. Values are based on the closing price of the Company's Common Stock on December 31, 1998, and the date of grant, as applicable, and do not take into account the restricted nature of the stock.

 <F6> See "--Stock Option Awards--Option Grants in Last Fiscal Year."

 <F7> For Messrs. Rubenstein and McLellan, amounts represent contributions by the Company to the General American Executive Deferred Savings Plan and Augmented Benefit Plan (defined contribution plans). For Messrs. Slayton, Sargent, Clinton, and Hansen, amounts represent contributions by the Company to the Conning & Company Profit Sharing and 401(k) Savings Plan and Augmented Benefit Plan (also defined contribution plans).

 <F8> Mr. Rubenstein continues to accrue certain pension and post-retirement health benefits under General American benefit plans. See "Employment Agreements and Other Compensation Arrangements." Although the cost of such benefits was deducted from the bonus paid to Mr. Rubenstein for 1998, 1997, and 1996, such cost has not been deducted from the amounts shown above. The actual bonus paid to Mr. Rubenstein for 1998, 1997, and 1996 was $306,328, $245,345, and $292,100, respectively.

<F9> Mr. Slayton resigned as President of the Company effective February 12,
      1999, at which time Mr. Rubenstein assumed that position.

<F10> Mr. Hansen resigned from his positions with the Company effective May 1,
      1998, and is no longer an executive officer of the Company.

STOCK OPTION AWARDS

    The Company adopted the 1997 Plan to provide for the award of benefits of various types, including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, cash awards and other stock-based awards. The following tables show information regarding awards and exercises of stock options in 1998 and the number and value of unexercised options held by the named executive officers at December 31, 1998.

                                               OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE VALUE
                           NUMBER OF         % OF TOTAL                                             AT ASSUMED ANNUAL RATES
                          SECURITIES          OPTIONS                                             OF STOCK PRICE APPRECIATION
                          UNDERLYING         GRANTED TO        EXERCISE OR                            FOR OPTION TERM<F4>
                            OPTIONS         EMPLOYEES IN       BASE PRICE        EXPIRATION       ---------------------------
          NAME            GRANTED (#)       FISCAL YEAR        ($/SH)<F2>         DATE<F3>         5% ($)            10% ($)
          ----            -----------       ------------       -----------       ----------       --------          ---------
Leonard M. Rubenstein...     6,641<F1>          1.0%             $16.00          12/18/2008       $66,824           $169,345
Maurice W. Slayton......         0                0               NA                 NA                 0                  0
Thomas D. Sargent.......     5,469<F1>          0.8%             $16.00          12/18/2008       $55,029           $139,460
John B. Clinton.........     4,883<F1>          0.8%             $16.00          12/18/2008       $49,133           $124,517
Michael D. McLellan.....     8,105<F1>          1.3%             $16.00          12/18/2008       $81,553           $206,678
Mark E. Hansen..........         0                0               NA                 NA                 0                  0

--------
<F1> Non-qualified stock option that vests at a rate of 25% per year commencing
     December 18, 2000, and becomes fully vested on December 18, 2003. An option becomes fully vested upon the holder's retirement (termination of employment by the holder after attaining age 65 or after attaining age 55 with 10 years of service). An option is forfeitable if not exercised within a specified time after the holder's death, disability, or termination of employment for any reason. The holder may not transfer or sell any shares acquired upon exercise until five years from the date of grant; however, each year the holder may sell a sufficient number of options to pay any income tax liability associated with the exercise of additional options. In the event of a Change in Control (as defined in the 1997 Plan), the Compensation Committee may provide such protection as it deems necessary to maintain a participant's rights, including to: (i) provide for the acceleration of the exercise or realization of any benefit; (ii) provide for the purchase of a benefit upon the participant's request for cash equal to the amount that could have been attained upon the exercise or realization of the benefit had it been currently exercisable or payable; (iii) make adjustments to the outstanding benefits as it deems appropriate; or (iv) cause the outstanding benefits to be assumed, or new benefits substituted therefor, by a surviving corporation.

<F2> All options were granted on December 18, 1998. The exercise price represents the closing price on that day of the Company's Common Stock (as reported on The Nasdaq Stock Market(R)).

<F3> All options are subject to earlier expiration upon certain events related to termination of employment.

<F4> Amounts represent the potential realizable value of each option at the time of grant, assuming that the price of the underlying shares appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These assumed appreciation rates are set by the Securities and Exchange Commission and are therefore not intended to forecast possible future appreciation, if any, of the Company's stock price.

                                  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                   SHARES            VALUE          OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END<F2>
                                ACQUIRED ON         REALIZED        --------------------------       -------------------------
            NAME                EXERCISE (#)        ($)<F1>         EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
            ----                ------------       ----------       -------------------------        -------------------------
Leonard M. Rubenstein.......            0                   0             187,565/18,641                $2,392,247/$196,545
Maurice W. Slayton..........            0                   0             175,999/0                     $2,256,393/$0
Thomas D. Sargent...........            0                   0              25,840/5,469                   $391,590/$25,978
John B. Clinton.............            0                   0              25,840/4,883                   $391,590/$23,194
Michael D. McLellan.........        5,000             $58,350              98,402/46,770                $1,270,465/$357,820
Mark E. Hansen..............      130,000          $1,330,400              45,999/0                       $333,493/$0

--------
<F1> Represents the difference between the fair market value of the securities underlying the options and the exercise price.

<F2> Represents the difference between the December 31, 1998 closing price of the Company's Common Stock ($20.75) and the exercise price of the option, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

    The Company was a party to employment agreements, entered into in August 1995 (the "Employment Agreements") with all of its then executive officers (including the named executive officers), and certain other employees. The Employment Agreements had three-year terms and terminated on August 11, 1998. Under each Employment Agreement, the employee was entitled to receive a minimum base salary (subject to increases pursuant to periodic salary reviews) and participate in the Company's bonus and private equity fund carried interest programs. The Company paid certain employees a cash signing bonus upon execution of the Employment Agreements, a portion of which was subject to repayment upon termination of the Employment Agreement for cause or because of the employee's resignation. The Employment Agreements also contained provisions governing confidentiality of business information and noncompetition with the Company.

    The Company does not have a defined benefit plan. Mr. Rubenstein, as a result of his years of service with General American, is eligible to continue to participate in the General American Pension Plan and Trust, a qualified defined benefit plan, and the General American Augmented Plan, a non-qualified defined benefit plan, as well as General American's post-retirement medical plan (collectively, the "GA Retirement Plans"). Retirement benefits under the GA Retirement Plans are based on a participant's final average compensation and credited years of service. Mr. Rubenstein's final average compensation has been predetermined and represents his estimated final average salary and bonus as if he were to remain an officer of General American from December 31, 1995 (the date on which his benefits under the qualified plan were frozen) through his retirement at age 65. Mr. Rubenstein will receive credit for years of service under the GA Retirement Plans while serving as Chief Executive Officer of the Company and has agreed to pay for the cost of the additional retirement benefits, which has been determined to be approximately 10% of Mr. Rubenstein's assumed annual General American salary and bonus in any year. The amount of any bonus paid to Mr. Rubenstein by the Company will be reduced by this cost. Such amount was approximately $38,672 in 1998. Based on Mr. Rubenstein's predetermined final average compensation, the annual pension benefit payable by General American to Mr. Rubenstein upon his retirement from the Company at age 65 would be $367,000.

    Mr. Rubenstein serves on the General American cabinet as an advisor to General American's top management and, therefore, participates in the General American Long-Term Incentive Plan. Mr. Rubenstein's initial participation in this plan predates the formation of the Company in 1995. Mr. Rubenstein is eligible to receive cash incentive awards pursuant to the plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Rubenstein's salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American's performance targets are met or exceeded. Payment of one-third of any awards are and will be deferred under the General American Executive Deferred Savings Plan until Mr. Rubenstein's retirement at age 65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. For the first and second of the three-year periods ended December 31, 1997 and December 31, 1998, Mr. Rubenstein received incentive awards of $77,250 and $36,269, respectively (one-third of which amounts were deferred). All payments under the plan are contributed by General American.

                         PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Russell 2000 Financial Services Index, for the period beginning December 16, 1997 (the date the Company's Common Stock began trading on The Nasdaq Stock Market(R)) and ending December 31, 1998.

    The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are appropriate measures of the relative performance of the Company's Common Stock, and they are not intended to forecast or be indicative of future performance of the Common Stock.



                              [GRAPH]



===============================================================================================================================
                INDEX                   12/16/97       12/31/97       3/31/98        6/30/98        9/30/98        12/31/98
-------------------------------------------------------------------------------------------------------------------------------
    Conning Corporation                  100.00         113.56         135.88         132.75           89.55         141.91
-------------------------------------------------------------------------------------------------------------------------------
    S&P 500                              100.00         100.31         114.31         118.08          106.34         128.98
-------------------------------------------------------------------------------------------------------------------------------
    Russell 2000 Financial Services      100.00         103.08         109.31         102.82           87.30          92.92
===============================================================================================================================

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    TRANSACTIONS WITH GENERAL AMERICAN AND AFFILIATES. General American Mutual Holding Company, a Missouri mutual corporation, beneficially owns approximately 62.1% of the Company's outstanding Common Stock. General American Life Insurance Company, an indirect wholly-owned subsidiary of General American Mutual Holding Company, is a Missouri life insurance company principally engaged in issuing individual and group life and health insurance policies and annuity contracts. The Company's subsidiary, Conning Asset Management Company, acts as the investment adviser for the general and separate accounts of General American and certain of its subsidiaries and affiliates, including the General American Capital Company funds, COVA Corporation and its subsidiaries ("COVA"), Reinsurance Group of America, Incorporated and certain of its subsidiaries ("RGA"), Paragon Life Insurance Company, General Life Insurance Company, General Life Insurance Company of America, Security Equity Life Insurance Company and the General American Life Insurance Company Pension Plan Trust. Conning also acts as the investment adviser for Security Mutual Life Insurance Company of New York, which has entered into a strategic alliance with General American. Such advisory agreements are generally terminable by the client upon 30 to 90 days notice without penalty. The Company is generally compensated on the basis of fees calculated at a percentage of the value of the assets under management. The fees are billed and payable quarterly in arrears. Investment management fees from these affiliated entities for the year ended December 31, 1998 amounted to $19.8 million.

    General American provides the Company with certain management and administrative services (including legal, employee benefit, payroll, personnel, facilities, and information services) at the Company's request. As consideration for these services, the Company pays General American a monthly fee based on General American's cost, computed in accordance with General American's current cost accounting system. The Company paid General American approximately $9.2 million for administrative services rendered during 1998. The Administrative Services Agreement is terminable by General American on 180 days written notice and by the Company on 90 days written notice.

    Effective July 31, 1996, Conning Asset Management Company entered into a lease agreement with General American for approximately 25,000 square feet of office space located at 700 Market Street, St. Louis, Missouri. The lease has a five-year term, is terminable by the Company upon 30 days notice and calls for annual lease payments to General American of approximately $600,000. The Company also subleases from General American, pursuant to a written sublease, five of its eleven office sites for its various mortgage loan and real estate offices. The terms of the lease and all of the foregoing subleases (collectively, the "Leases") were designed to approximate the cost to General American of owning or leasing such spaces. The Company made rental payments to General American under the Leases of approximately $1.2 million during 1998. The Company believes that the prices and other terms under the Leases are at least as favorable as those prices and terms being offered generally in the same marketplaces by unrelated parties for comparable spaces.

    The Company and General American Mutual Holding Company are parties to a Tax Allocation and Tax Sharing Agreement dated as of June 12, 1997 (the "Tax Agreement"). The Tax Agreement provides, among other things, that the tax liability of the General American Mutual Holding Company federal consolidated tax return group (the "General American Tax Group") during the period that the Company was a member of such group (i.e., from June 12, 1997 to December 19, 1997) will be allocated among the members of the group in proportion to their separately calculated tax liabilities. In addition, General American Mutual Holding Company will indemnify the Company against any tax liabilities of the General American Tax Group that are not attributable to the Company, and the Company will indemnify General American Mutual Holding Company against any tax liabilities of the Company.

    As of December 31, 1998, General American held unsecured recourse demand notes from certain shareholders of the Company totaling approximately $1.4 million, including $218,664, $68,750, and $65,000 due from Messrs. Rubenstein, McLellan, and Schpero, respectively. Interest on such notes accrues at 6% per annum and is payable semi-annually beginning in July 1997. Principal payments on such notes are due annually and began in January 1998 in the amount of 25% of the gross bonus earned by the obligor in the immediately preceding year.

    Mr. Liddy is Chairman, President, and Chief Executive Officer of General American and is an executive officer and director of certain of General American's affiliates. Mr. Rubenstein is also a director of certain of General American's affiliates.

    PARTICIPATION IN PRIVATE EQUITY FUNDS. The Company, directly or indirectly through intermediary partnerships, is the general partner, with a 1% general partner capital interest, of the following private equity funds: Conning Insurance Capital Limited Partnership II and Conning Insurance Capital International Partners II (together, "Fund II"), Conning Insurance Capital Limited Partnership III and Conning Insurance Capital International Partners III (together, "Fund III"), Conning Connecticut Insurance Fund, L.P. ("Fund IV"), and Conning Insurance Capital Limited Partnership V ("Fund V"). At December 31, 1998, the Company's commitment to fund future required capital contributions was approximately $1.7 million. The Company had established similar relationships with respect to Conning Insurance Capital Limited Partnership and Conning Insurance Capital International Partners (together, "Fund I"), which terminated pursuant to their terms on December 31, 1995. Each Fund has a term of eight to ten years, subject to certain extensions for liquidation purposes. Fund I commenced in December 1985 and is now closed, Fund II commenced in December 1988, Fund III commenced in December 1993, Fund IV commenced in December 1995, and Fund V commenced in August 1997. The Company received investment management fees from the Funds, in the aggregate, of approximately $8.0 million during 1998. The Company is also entitled to a carried interest, or performance fee, in each Fund representing up to approximately 20% of specified gains of the Fund, as determined under the applicable partnership or limited liability company agreement. The Company, through its subsidiary, has committed to Conning Connecticut Investors, L.L.C., a limited liability company of which the Company is the general partner and managing member, up to approximately $4.0 million for purposes of capitalizing the general partner. The amount is payable only in the event of insolvency on the part of Conning Connecticut Investors, L.L.C.

    Certain officers of the Company and its subsidiaries receive participation percentages annually over a five-year period in a portion of the Company's carried interest in the Funds. These participations are subject to a climbing vesting schedule that varies by Fund, generally over a period of up to seven years from the date of receipt of the participation percentage. At the end of the five-year period, the Company's percentage of the carried interest ranges from 25% to 40% of the original amount, depending on the Fund. At December 31, 1998, the percentage interests held by Messrs. Rubenstein, Slayton, Sargent, Clinton, McLellan, McDonald, Schpero, Swift, and Hansen in the general partner of Fund V were 1.3%, 3.5%, 1.35%, 5.1%, 0.7%, 0.825%, 0.7%, 0.25%, and 0.375%,
respectively; the percentage interests held by the same individuals in the general partner of Fund IV were 1.25%, 4.95%, 2.2%, 6.9%, 0.65%, 1.25%, 0.9%, 0.25%, and 1.4%, respectively. The percentage interests held by Messrs. Rubenstein, Slayton, Sargent, Clinton, McLellan, McDonald, Schpero, and Hansen in the general partner of Fund III were 0.85%, 7.274%, 4.672%, 8.610%, 0.4%, 1.66%, 0.818%, and 3.186%, respectively; and the percentage interests in the general partner of Fund II held by Messrs. Slayton, Sargent, Clinton, McDonald, Schpero, and Hansen were 8.54%, 4.86%, 6.75%, 2.33%, 0.84%, and 5.86%, respectively. As of December 31, 1998, determination of participation percentages were complete for Funds I, II and III; Fund IV had one allocation remaining; and Fund V had two allocations remaining. With the exception of Fund I, there have been no distributions of carried interests to date and the value, if any, of carried interest participations cannot be readily determined. Distributions of the carried interest from Fund I made to Messrs. Slayton, Sargent, Clinton, McDonald, Schpero, and Hansen totaled $43,904, $25,003, $34,706, $11,982, $4,340, and $30,148,
respectively, during 1998.

    General American and its affiliates other than the Company have committed or invested a total of $30.0 million in four of the Funds. General American and its affiliates may participate in the distributions from the private equity funds on a pro rata basis with other limited partners in the private equity funds. General American and certain of its affiliates, which may include the Company, may invest in new private equity funds in the future as limited partners.

    REGISTRATION RIGHTS. The Company has granted certain rights with respect to the registration of 6,710,000 of the 8,304,995 shares of Common Stock beneficially owned by General American (the "Registrable Securities"). Subject to certain limitations, General American and permitted assignees have the right at any time after December 15, 1998 to require the Company to register the sale of such shares under the Securities Act of 1933 (a "demand registration"). The number of demand registrations is limited to two, each of which must be requested by holders of Registrable Securities representing at least 10% of the outstanding Common Stock and must include at least 10% of the Registrable Securities. The Company is not required to effect more than one demand registration in any twelve-month period. The holders of Registrable Securities also may include such shares in a registered offering of securities by the Company for its own account or the account of any other security holder (a "piggy-back registration"), subject to certain conditions and restrictions. In addition to such demand and piggy-back registration rights, after December 15, 1998, the holders of Registrable Securities representing at least 10% of the outstanding Common Stock may require the Company to file up to two registration statements relating to such Registrable Securities on Form S-3 under the Securities Act of 1933 when such form is available to the Company (a "Form S-3 registration"). A registration on Form S-3 must relate to the offering of securities, including the Registrable Securities, at an aggregate price to the public of at least $5,000,000. The Company is not required to effect more than one such registration on Form S-3 (including any demand registrations registered on Form S-3) in any twelve-month period. The registration expenses of holders of Registrable Securities (other than underwriting discounts and commissions) will be paid by the Company.

    The Company also has granted the holders of the 2,070,005 shares of stock outstanding prior to the IPO not owned by General American the right to require the Company to file a registration statement on Form S-3 covering the resale of such shares if a Form S-3 is available to the Company; provided that (i) the Company would be under no obligation to maintain the effectiveness of such registration statement for more than twelve months, and (ii) the holders of such stock enter into a registration rights agreement at that time containing such limitations and conditions as the Company deems appropriate. As of March 1, 1999, Messrs. Rubenstein, Liddy, Sargent, Clinton, McLellan, and McDonald have such registration rights with respect to 40,000 shares, 42,500 shares, 99,316 shares, 109,177 shares, 20,000 shares, and 62,705 shares, respectively.

    PURCHASE OF SHARES. On July 28, 1998, the Company purchased into treasury from Mr. Slayton 318,188 shares of stock at $20.10 per share, which was the average closing price per share for the Company's Common Stock for the five trading days preceding the purchase. The total amount of the transaction was $6,395,579.

          ITEM II--RATIFICATION OF INDEPENDENT ACCOUNTANTS

    KPMG LLP was the Company's independent accounting firm for the fiscal year ended December 31, 1998. The Board of Directors plans to select KPMG LLP as independent accountants for the year ending December 31, 1999. A representative of KPMG LLP is expected to be present at the 1999 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent accountants but the Board will give consideration to such unfavorable vote.

    The Board recommends a vote FOR the ratification of the selection of KPMG LLP as the Company's independent accountants for fiscal year 1999.

                           VOTING MATTERS

    The close of business on March 31, 1999 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the record date, there were 13,374,500 shares of Common Stock outstanding and entitled to be voted at the Meeting, and approximately 123 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date, except in certain circumstances described below. The Company's Restated Articles of Incorporation, as amended (the "Articles"), do not permit cumulative voting in the election of directors.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote that are present in person or represented by proxy at the 1999 Annual Meeting is required to elect directors, to ratify the selection of the independent accountants, and to act on any other matters properly brought before the Meeting. Shares represented by proxies marked "withhold authority" with respect to the election of any one or more nominees for election as director, and proxies marked "abstain" on other matters (including the ratification of the selection of the independent accountants), will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting, except in certain circumstances described below. Such proxies will thus have the same effect as if the shares represented thereby were voted against the nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the selection of KPMG LLP, and for exercise of discretion by the persons named as proxies on such other business as may properly come before the Meeting.

    In order to limit the likelihood of a deemed assignment, under the Investment Advisers Act of 1940 or the Investment Company Act of 1940, of the advisory contracts that the Company's subsidiaries have with their clients, the Articles limit the voting power of shares of Common Stock in certain circumstances. The Articles provide that a person or "group" (which includes affiliates and associates of a person, as defined in the Articles) that owns (as defined in the Articles) more than 20% of the voting shares of the Company's issued and outstanding capital stock ("Voting Stock") shall have the right to vote not more than 20% of the outstanding shares of Voting Stock entitled to vote. The remaining shares of Voting Stock owned by such person or group ("Excludable Shares") shall have no voting rights and shall not be counted for quorum or shareholder approval purposes. These provisions do not apply to General American Mutual Holding Company or its subsidiaries or affiliates, direct or indirect subsidiaries of the Company, and certain employee plans established or to be established by the Company. The Company's Board of Directors may approve the exemption of other persons or groups from the provisions described above. Although this limitation is intended to have the effect of decreasing the chance of any "assignment" from occurring, no assurance can be given that such an "assignment" will not occur under these or other circumstances. The Company has the right to inquire of any owner of Voting Stock, or person who purports to exercise voting rights with respect to such stock, and the owner will have the obligation to provide such information to the Company as the Company may reasonably request, as to the number of shares owned, whether such shares are owned by any other person and the identity of such person, whether affiliates or associates of such person own any shares, whether such person is a member of a "group" owning such shares, or whether such person, or any of such person's affiliates or associates, has any agreement, arrangement, or understanding with any other person with respect to the Voting Stock.

    As of March 31, 1999, General American Mutual Holding Company beneficially owned approximately 62.1% of the shares of Common Stock entitled to vote at the Annual Meeting. General American has indicated its intention to vote its shares FOR the election of Messrs. Liddy and Shaw, the directors nominated by the Board, and FOR the ratification of the selection of KMPG LLP. These votes would be sufficient to elect Messrs. Liddy and Shaw and to ratify the selection of KPMG LLP.

    The Company knows of no other matters to come before the Meeting that are not described in this Proxy Statement. If any other matters properly come before the Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

    A list of shareholders entitled to vote at the Annual Meeting will be kept at the Company's principal offices at 700 Market Street, St. Louis, Missouri 63101 for a period of ten days prior to the Meeting, and will be available for inspection at the Meeting.

           SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Shareholder proposals submitted under processes prescribed by the Securities and Exchange Commission (in Rule 14a-8 of the Securities Exchange Act) for presentation at the 2000 Annual Meeting must be received by the Company by December 6, 1999 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholder proposals submitted outside the processes of Rule 14a-8 must be submitted to the Company by March 10, 2000.

    In order for a shareholder to nominate a candidate for director, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 90 days nor later than 60 days prior to such meeting or 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. In certain cases, notice may be delivered later if the number of directors to be elected is increased. The shareholder filing the notice of nomination must describe various matters regarding the nominee set forth in the Company's Bylaws, including such shareholder's name, address, occupation, and number of shares held. In order for a shareholder to bring a proposal before a shareholder meeting, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given within the time limits described above for director nominations. Such notice must include a description of the proposal, the reasons therefor, and other specified matters. The Board may reject any proposal that is not made in accordance with these procedures or that is not a proper subject for shareholder action in accordance with the provisions of applicable law.

    In each case the notice must be given to the Secretary of the Company, whose address is 700 Market Street, St. Louis, Missouri 63101. Any shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                                            Please mark  / X /
                                                            your votes as
                                                            indicated in
                                                            this example




MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:
                             ---

1. ELECTION OF DIRECTOR

       FOR the nominee            WITHHOLD
     listed to the right          AUTHORITY
      (except as marked    to vote for the nominee
      to the contrary)       listed to the right    Nominees: Richard A. Liddy
                                                              and John C. Shaw
           /   /                    /   /



(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


-----------------------------------------------------------------------------

2. RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1999.

         FOR      AGAINST      ABSTAIN

        /   /      /   /        /   /



                                                    If you plan to attend /   /
                                                      the Annual Meeting,
                                                       please check here:


                    The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated April 6, 1999.

                    The proxy will be voted as specified. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                    Please sign exactly as your name appears to the left. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

                    Dated: ________________________________________, 199____


                    ________________________________________________________
                                           (Signature)

                    ________________________________________________________
                     (Signature - if held jointly, both holders must sign.)

                    If address appearing to the left is incorrect, kindly make correction.

-----------------------------------------------------------------------------
                 ^ PLEASE DETACH PROXY HERE, SIGN AND MAIL ^





                                 Conning [logo]


                                                                April 6, 1999

Dear Shareholder:

    We invite you to attend the 1999 Annual Meeting of Shareholders of Conning Corporation, to be held on Tuesday, May 11, 1999 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri at 10:00 a.m., Central time.

    It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Meeting, please review the enclosed Proxy Statement and sign, date and return the enclosed proxy card promptly to ensure that your shares will be voted. A postage-paid return envelope is enclosed for your convenience.

    If you plan to attend the Annual Meeting, please check the appropriate box on the proxy card before mailing it.

    Thank you.

                            CONNING CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint Matthew P. McCauley and Fred M. Schpero, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of CONNING CORPORATION (the "Company") to be held on May 11, 1999, commencing at 10:00 a.m., Central time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri, and at any and all adjournments and postponements of such Annual Meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the Annual Meeting.


              (Continued, and to be signed, on the other side)






-----------------------------------------------------------------------------
                 ^ PLEASE DETACH PROXY HERE, SIGN AND MAIL ^

                                   APPENDIX


     Page 14 of the printed Proxy contains a Performance Graph. The information contained in the graph appears in the table immediately following the graph.